Exhibit 99.1
[Compaq Logo here]		News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com

Compaq Delivers Solid Second Quarter Earnings and Revenue Growth

. . .Company Operating Profit Increases $828 Million
and Revenue Grows 8 Percent Over Q2 1999. . .

. . .Innovative Products Boost Industry Standard Server Revenue
40 Percent and Drive Commercial PCs To Profitability. . .

          HOUSTON, July 25, 2000 - Compaq Computer Corporation (NYSE: CPQ) today announced second quarter 2000 net income of $387 million, or $0.22 per diluted common share, compared with a loss of $184 million, or $(0.10) per diluted common share, in the year-earlier period. Excluding investment gains of $25 million after tax, earnings per diluted common share were $0.21.

          Compaq reported worldwide revenue of $10.1 billion for the quarter ended June 30, 2000, compared with $9.4 billion in the second quarter 1999.

          "We are pleased with our progress to date," said Michael Capellas, President and Chief Executive Officer. "Revenue increased 8 percent, or 11 percent in constant currency. Gross margin percentage was up 3 points. And, operating expenses decreased 5 percentage points over a year ago. The most powerful indicator of how far we've come is that operating profits increased $828 million over last year. We are delivering innovative products our customers want, while reducing annualized operating costs and expenses by more than $2 billion.

          "Nowhere are the results of our efforts more evident than in our Industry Standard Server and Commercial PC businesses. Industry Standard Server revenue grew by 40 percent, further extending our leadership in building out the Internet infrastructure, while our Commercial PC business returned to profitability a quarter ahead of plan," Capellas said.

          "Our performance this quarter illustrates what Compaq's competitive advantage is all about. Customer acceptance of our technology has never been stronger. Simply stated: Delivering better technology matters," Capellas said.

          Second quarter gross margin, as a percentage of revenue, was 23.6 percent, an increase of 3 percentage points year-over-year.

          Operating expense totaled $1.8 billion for the second quarter, a reduction of $378 million or 5 points as a percent of revenue from the second quarter 1999.

          For the first six months of the fiscal year, Compaq reported net income of $712 million, or $0.41 per diluted common share, compared with net income of $97 million, or $0.07 per diluted share a year earlier. Revenue for the first six months of fiscal year 2000 was $19.6 billion, compared with $18.8 billion in the same period last year.

Business Outlook

          "We expect to deliver strong, double-digit revenue growth in the second half of the year," Capellas said. "I feel the renewed energy and enthusiasm in our people and their determination to succeed. We're focused on delivering innovative technology, improving profitability and increasing operational efficiency. I am very confident in our ability to meet our third quarter and full year objectives."

Business Overview

          Enterprise Computing revenue was $3.4 billion, an increase of 9 percent year-over-year. Segment operating income was $467 million, an increase of $347 million year-over-year. Second quarter operating income was 14 percent of revenue. Enterprise Computing includes Business Critical Servers Group (BCSG), Industry Standard Servers Group (ISSG), and Storage Products Group (SPG) and represented 34 percent of second quarter revenue.

          Overall performance was led by ISSG, which increased revenue by $424 million year-over-year to $1.5 billion. Strong sales of high-performance ProLiant servers to rapidly growing segments of the market including Application Service Providers, Internet Service Providers and Corporate Internet Data Centers reflected Compaq's commanding presence in the Internet space.

          BCSG revenue decreased 13 percent from the same quarter last year to $750 million as a result of the product transition to the industry-leading GS line of Alpha servers. BCSG launched its GS line in May and shipped more than 50 units in the quarter. Customer demand remains high and Alpha product growth will ramp to target levels, resulting in double-digit revenue growth for the remainder of the year.

          The group's Himalaya systems revenue continued to grow, and the quarter saw the successful launch of the S74 Himalaya server, which provides a new level of performance for our customers.

          SPG's revenue was flat from the prior year at $1.2 billion. Overall storage capacity shipped increased by more than 70 percent, which was offset by price declines per unit of capacity. Enterprise storage continues to keep pace with robust market growth.

          Early in the third quarter, Compaq announced a partnership with IBM to redefine the market by promoting open Storage Area Network standards. In addition, Compaq will resell IBM "Shark" storage systems on the high end while IBM will resell Compaq's mid-range "StorageWorks" products.

          The Commercial Personal Computing Group (CPCG) posted revenue of $3.3 billion, an increase of 3 percent year-over-year. The Group returned to profitability in the second quarter, posting an operating profit of $62 million, which represents an improvement of $286 million over the second quarter 1999. Commercial PC products accounted for 33 percent of second quarter revenue.

          CPCG's return to profitability reflects its ability to deliver compelling new products including its innovative iPAQ line (featuring the iPAQ desktop and the iPAQ Pocket PC), effectively integrate Custom Edge Inc., and focus on permanent cost reduction.

          The Consumer Group posted revenue of $1.6 billion, an increase of 32 percent over the prior year period. Segment operating income was $31 million, down $15 million year-over-year. The Consumer Group represented 16 percent of second quarter revenue.

          The Group's international expansion strategy continues to be successful, with strong growth across the regions. "Beyond the box" revenue - including printers, Internet access and traffic, software, financing and warranty upgrades - more than doubled year-over-year.

          Compaq Global Services revenue was $1.7 billion, a decrease of 4 percent year-over-year. Segment operating income was $228 million, down $36 million from a year ago. Second quarter consolidated operating income was 13 percent of revenue. Compaq Global Services represented 17 percent of the quarter's revenue.

          Customer Service revenue was flat from a year ago at $1.1 billion, while Professional Services revenue declined 10 percent to $636 million, down from $709 million a year ago.

          The segment results do not include corporate and unallocated shared expenses of $224 million in the second quarter of 2000 and $399 million in the second quarter of 1999.

Regional Overview

          On a geographic basis year-over-year, Compaq delivered double digit revenue growth in 5 of its 6 regions: North America grew 10 percent; Latin America grew 29 percent; Asia-Pacific grew 12 percent; Japan grew 40 percent; and Greater China grew 16 percent. Europe, Middle East, and Africa declined 4 percent in dollars, and grew 4 percent in constant currency.

Company Background

          Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.

          Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq's e-commerce Web site at http://www.compaq.com. Compaq markets its products and services primarily to customers from the business, home, government, and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com.

# # #

Compaq and the Compaq logo Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This financial discussion contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, component shortages, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq's financial results is included in Compaq's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the latest quarterly report on Form 10-Q.

Media Relations	Grace Trent	281-518-9460	grace.trent@compaq.com
	Arch Currid	281-927-8005	arch.currid@compaq.com

COMPAQ COMPUTER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
(In millions, except par value)	2000	1999
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,571	$ 2,666
Short-term investments	- -	636
Trade accounts receivable, net	6,111	5,622
Leases and other accounts receivable	1,378	1,063
Inventories	2,348	2,008
Other current assets	1,624	1,854
Total current assets	14,032	13,849
Property, plant and equipment, net	3,327	3,249
Other assets, net	8,669	10,179
	$ 26,028	$ 27,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 1,111	$ 453
Accounts payable	4,472	4,380
Deferred income	1,023	972
Accrued restructuring costs	743	1,002
Other current liabilities	4,830	5,031
Total current liabilities	12,179	11,838

Post-retirement and other post-employment benefits	693	605
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value
(authorized: 10 million shares; issued: none)	- -	- -
Common stock and capital in excess of $.01 par value
(authorized: 3 billion shares; issued and outstanding:
1,728 million and 1,723 million shares at June 30, 2000 and
1,715 million and 1,694 million shares at December 31, 1999)	7,804	7,627
Retained earnings	5,575	4,948
Accumulated other comprehensive income	583	2,919
Treasury stock	(806)	(660)
Total stockholders' equity	13,156	14,834
	$ 26,028	$ 27,277

COMPAQ COMPUTER CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except per share amounts)	2000	1999	2000	1999

Revenue:
Products	$ 8,524	$ 7,781	$ 16,344	$ 15,600
Services	1,603	1,639	3,296	3,239
Total revenue	10,127	9,420	19,640	18,839

Cost of sales:
Products	6,607	6,331	12,718	12,338
Services	1,134	1,153	2,347	2,238
Total cost of sales	7,741	7,484	15,065	14,576

Selling, general and administrative expense	1,466	1,732	2,867	3,209
Research and development	354	466	710	870
Other (income) expense, net	(3)	8	(49)	42
	1,817	2,206	3,528	4,121

Income (loss) before provision for income taxes	569	(270)	1,047	142
Provision (benefit) for income taxes	182	(86)	335	45
Net income (loss)	$ 387	$ (184)	$ 712	$ 97

Earnings (loss) per common share:
Basic	$ 0.22	$ (0.10)	$ 0.42	$ 0.07
Diluted	$ 0.22	$ (0.10)	$ 0.41	$ 0.07

Shares used in computing earnings (loss) per common share:
Basic	1,722	1,693	1,699	1,691
Diluted	1,760	1,693	1,739	1,741

COMPAQ COMPUTER CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2000	1999	2000	1999

Enterprise Computing
Revenue	$ 3,433	$ 3,157	$ 6,394	$ 6,353
Operating income	467	120	814	467
Commercia Personal Computing
Revenue	3,313	3,227	6,185	6,325
Operating income (loss)	62	(224)	43	(200)
Consumer
Revenue	1,592	1,202	3,424	2,559
Operating income	31	46	113	128
Compaq Global Services
Revenue ¹	1,704	1,783	3,469	3,517
Operating income	228	264	449	569
Other
Revenue	85	51	168	85
Operating income (loss)	5	(103)	23	(179)
Consolidated segment totals
Revenue	$ 10,127	$ 9,420	$ 19,640	$ 18,839
Operating income	$ 793	$ 103	$ 1,442	$ 785

A reconciliation of Compaq's consolidated segment operating income to consolidated income (loss) before provision for income taxes follows:

	Three months ended June 30,		Six months ended June 30,
(In millions)	2000	1999	2000	1999

Consolidated segment operating income	$ 793	$ 103	$ 1,442	$ 785
Corporate and unallocated shared
expenses	(224)	(399)	(395)	(669)
Gain on sale of business	- -	26	- -	26

Income (loss) before provision for income
taxes	$ 569	$ (270)	$ 1,047	$ 142

¹ Compaq Global Services revenue includes revenue from the sale of products made in connection with providing solutions and services to customers.